Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

To the Shareholders and Board of Directors

Select Bancorp, Inc.

Dunn, North Carolina

We consent to the incorporation by reference in the registration statements (333-117476, 333-117186, 333-127194, 333-168937, and 333-199090) on Forms S-8 of Select Bancorp, Inc. (formerly New Century Bancorp, Inc.), of our report dated February 25, 2014, with respect to the consolidated financial statements of Select Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2013 and 2012, which report is incorporated by reference in this Current Report on Form 8-K/A of Select Bancorp, Inc.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

October 8, 2014